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                    April 7, 2021

       Raymond Fu
       Chief Executive Officer
       Uonlive Corporation
       1107, Lippo Centre Tower 1
       89 Queensway
       Admiralty, Hong Kong

                                                        Re: Uonlive Corporation
                                                            Registration
Statement on Form 10-12G
                                                            Filed February 4,
2021
                                                            File No. 000-26119

       Dear Mr. Fu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Timothy Lam